EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Reports First Quarter 2018 Financial Results

-	First quarter 2018 net loss of $3.8 million
-	First quarter 2018 adjusted EBITDA of $70.3 million and DCF of $44.2 million
-	First quarter 2018 natural gas volumes up 6.8% and liquids volumes up 11.3% over prior-year period
-	Total leverage ratio of 3.63x as of March 31, 2018
-	SMLP provides positive update on Double E Pipeline project
-	SMLP increased the estimated undiscounted amount of the Deferred Purchase Price Obligation

The Woodlands, Texas (May 3, 2018) – Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three months ended March 31, 2018.  SMLP reported a net loss of $3.8 million for the first quarter of 2018 compared to a net loss of $0.6 million for the prior-year period.  Net income in the first quarter of 2018 included $21.7 million of non-cash expense related to the increase in the present value of the estimated Deferred Purchase Price Obligation (“DPPO”).  Net income for the prior-year period included $20.9 million of non-cash DPPO expense and $22.0 million of expense related to an early extinguishment of debt.  Net cash provided by operations totaled $51.2 million in the first quarter of 2018 compared to $62.4 million in the prior-year period.  This reduction is primarily related to a third quarter 2017 contract amendment with a certain Piceance/DJ Basins customer which required this customer, beginning July 2017, to make MVC shortfall payments monthly, rather than what historically had been an annual payment in the first quarter of the year.  Adjusted EBITDA totaled $70.3 million and distributable cash flow (“DCF”) totaled $44.2 million for the first quarter of 2018 compared to $71.4 million and $53.0 million, respectively, for the prior-year period.  Adjusted EBITDA  and DCF for the prior-year period includes $2.6 million of income related to a business interruption insurance claim.

Natural gas volume throughput averaged 1,737 million cubic feet per day (“MMcf/d”) in the first quarter of 2018, an increase of 6.8% compared to 1,627 MMcf/d in the prior-year period, and a decrease of 1.4% compared to 1,761 MMcf/d in the fourth quarter of 2017.  SMLP’s natural gas volume throughput metrics exclude its proportionate share of volume from its 40% ownership interest in Ohio Gathering.  Crude oil and produced water volume throughput in the first quarter of 2018 averaged 85.0 thousand barrels per day (“Mbbl/d”), an increase of 11.3% compared to 76.4 Mbbl/d in the prior-year period, and an increase of 14.7% compared to 74.1 Mbbl/d in the fourth quarter of 2017.

Steve Newby, President and Chief Executive Officer, commented, “SMLP reported in-line financial and operating results for the first quarter of 2018, and is on target to deliver on its 2018 financial guidance.  As we look across the balance of 2018 and into 2019, we are encouraged about our business, our balance sheet and our long-term growth potential.  We have a number of growth catalysts that will positively impact our operating and financial results beginning in the fourth quarter of 2018.  These catalysts include the start-up of our 60 MMcf/d Delaware Basin gathering and processing assets in the third quarter of 2018, the start-up of our 60 MMcf/d DJ Basin processing plant in the fourth quarter of 2018 and the anticipated growth in our Williston and Utica operations, given current producer activity levels.  We expect these catalysts to provide significant EBITDA growth and an expansion of our distribution coverage ratio beginning in the fourth quarter of 2018.  The $300.0 million 9.50% Series A preferred equity transaction that we completed in the fourth quarter of 2017 strengthened our credit profile by de-levering our balance sheet, and more than satisfied our equity needs for 2018.”

Double E Project Update

In January 2018, SMLP announced a non-binding open season for its proposed Double E Pipeline project (“Double E”), a greenfield development project designed to provide firm natural gas transportation service from various receipt points in the Delaware Basin in New Mexico and Texas to various delivery points around the Waha Hub.

SMLP has received a high level of interest in the project and is currently working with several potential anchor shippers on binding precedent agreements to ship natural gas on Double E.  Based on shipper interest in the project, SMLP expects to expand the initial capacity of the Double E Pipeline beyond the 1.0 billion cubic feet per day (“Bcf/d”) originally contemplated.  SMLP estimates that the project cost will range from $400.0 million to $450.0

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million, pending a final decision on route and pipeline size.  Project-related capital expenditures in 2018 and 2019, in the aggregate, are expected to account for less than 15% of the total investment, with more meaningful expenditures occurring in 2020 and 2021.

SMLP has also received significant interest from potential shippers and other parties concerning equity participation in the project.  SMLP is evaluating those alternatives, and expects to make its final investment decision on the project by the end of the third quarter of 2018.  SMLP is currently targeting an in-service date for the project in the second quarter of 2021.

First Quarter 2018 Segment Results

The following table presents average daily throughput by reportable segment:

	Three months ended March 31,
	2018	2017
Average daily throughput (MMcf/d):
Utica Shale	356	275
Williston Basin	18	17
Piceance/DJ Basins	578	615
Barnett Shale	263	286
Marcellus Shale	522	434
Aggregate average daily throughput	1,737	1,627

Average daily throughput (Mbbl/d):
Williston Basin	85.0	76.4
Aggregate average daily throughput	85.0	76.4

Ohio Gathering average daily throughput (MMcf/d) (1)	771	769

__________

(1) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.

Utica Shale

The Utica Shale reportable segment includes Summit Midstream Utica (“SMU”), a natural gas gathering system located in Belmont and Monroe counties in southeastern Ohio.  SMU gathers and delivers dry natural gas to interconnections with a third-party intrastate pipeline that provides access to the Clarington Hub.

Segment adjusted EBITDA for the first quarter of 2018 totaled $8.7 million, up 10.1% from $7.9 million for the prior-year period, primarily due to higher volume throughput, partially offset by higher operating expenses.  Volume throughput averaged 356 MMcf/d in the first quarter of 2018, compared to 275 MMcf/d in the prior-year period and 369 MMcf/d in the fourth quarter of 2017.  Volume throughput for the first quarter of 2018 increased relative to the prior-year period due to the completion of 15 new wells in 2017, including two new wells completed in December 2017.  In addition, first quarter 2018 volumes included an incremental 40 MMcf/d from the TPL-7 Connector Project which was commissioned in the second quarter of 2017.  No volume flowed through the TPL-7 Connector Project in the prior-year period and 48 MMcf/d flowed in the fourth quarter of 2017.  Volume throughput in the first quarter of 2018 was impacted by temporary production curtailments upstream of the SMU system which we estimate impacted volumes by approximately 15 MMcf/d.

We expect volume growth resuming behind the SMU system in the second quarter of 2018, and we are currently in the process of completing several pad connections to facilitate an acceleration of SMU volume growth in the second half of 2018.

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Ohio Gathering

The Ohio Gathering reportable segment includes our 40% ownership interest in Ohio Gathering, a natural gas gathering system spanning the condensate, liquids-rich and dry gas windows of the Utica Shale in Harrison, Guernsey, Noble, Belmont and Monroe counties in southeastern Ohio.  This segment also includes our 40% ownership interest in Ohio Condensate, a condensate stabilization facility located in Harrison County, Ohio.  Segment adjusted EBITDA for the Ohio Gathering segment includes our proportional share of adjusted EBITDA from Ohio Gathering and Ohio Condensate, based on a one-month lag.

Segment adjusted EBITDA for the first quarter of 2018 totaled $10.5 million, an increase of 15.5% from $9.1 million for the prior-year period, primarily due to lower operating expenses together with slightly higher volumes and incremental compression revenue.  Volume throughput on the Ohio Gathering system averaged 771 MMcf/d, gross, in the first quarter of 2018 compared to 769 MMcf/d, gross, in the prior-year period and 825 MMcf/d, gross, in the fourth quarter of 2017.  Volume throughput in the first quarter of 2018 was down 6.5% compared to the fourth quarter of 2017 due to natural declines from wells commissioned in the second half of 2017.  No new wells were connected in the first quarter of 2018.

We expect volume growth beginning in the third quarter of 2018, with new well connections beginning late in the second quarter of 2018 and continuing through the end of 2018.

Williston Basin

The Polar and Divide, Tioga Midstream and Bison Midstream systems provide our midstream services for the Williston Basin reportable segment.  The Polar and Divide system gathers crude oil in Williams and Divide counties in North Dakota and delivers to third-party intra- and interstate pipelines as well as third-party rail terminals.  The Polar and Divide system also gathers and delivers produced water to various third-party disposal wells in the region.  Tioga Midstream is a crude oil, produced water and associated natural gas gathering system in Williams County, North Dakota.  All crude oil and natural gas gathered on the Tioga Midstream system is delivered to third-party pipelines, and all produced water is delivered to third-party disposal wells.  Bison Midstream gathers associated natural gas production in Mountrail and Burke counties in North Dakota and delivers to third-party pipelines serving a third-party processing plant in Channahon, Illinois.

Segment adjusted EBITDA for the Williston Basin segment totaled $16.0 million for the first quarter of 2018 compared to $17.8 million for the prior-year period.  The $1.8 million reduction is primarily due to the prior-year period’s inclusion of $2.6 million of income related to a business interruption insurance claim, partially offset by higher volume throughput.  Liquids volumes averaged 85.0 Mbbl/d in the first quarter of 2018, an increase of 11.3% from 76.4 Mbbl/d in the prior-year period and an increase of 14.7% compared to the fourth quarter of 2017.  Liquids volumes in the prior-year period were negatively impacted by severe weather.

Compared to the prior-year period, first quarter 2018 liquids volumes were positively impacted by the completion of 46 new wells in 2017, including 20 new wells completed late in the fourth quarter of 2017, and another 10 new wells in the first quarter of 2018.  First quarter 2018 volumes also benefitted from the addition of a new customer in the fourth quarter of 2017, that commissioned several new wells during the quarter and accounted for approximately 20% of our sequential quarterly volume growth.  Liquids volumes in the first quarter of 2018 were negatively impacted by an estimated 13.0 Mbbl/d related to certain customers trucking dedicated liquids volumes due to third-party produced water disposal capacity issues, and certain customers implementing crude oil production curtailments related to simultaneous completion activities on pad sites with existing production.

Associated natural gas volumes averaged 18 MMcf/d in the first quarter of 2018, an increase of 5.9% from 17 MMcf/d in the prior-year period and a decrease of 5.3% from 19 MMcf/d in the fourth quarter of 2017.  Volumes in the prior-year period were negatively impacted by severe weather in the first quarter of 2017.  No new natural gas wells were completed in the first quarter of 2018.

We expect that our customers will continue to drill and complete new wells throughout the balance of 2018, resulting in increased liquids volume throughput.

Piceance/DJ Basins

The Grand River and the Niobrara G&P systems provide our midstream services for the Piceance/DJ Basins reportable segment.  These systems provide natural gas gathering and processing services for producers operating in the Piceance Basin located in western Colorado and eastern Utah and in the Denver-Julesburg (“DJ”) Basin located in northeastern Colorado.

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Segment adjusted EBITDA totaled $29.2 million for the first quarter of 2018, an increase of 0.9% from $29.0 million for the prior-year period, primarily due to increased volume throughput from the higher-margin Niobrara G&P system, partially offset by lower volumes on the Grand River system and higher expenses.  First quarter 2018 volume throughput averaged 578 MMcf/d, a decrease of 6.0% from 615 MMcf/d in the prior-year period and an increase of 0.5% from 575 MMcf/d in the fourth quarter of 2017.  Volume declines relative to the prior-year period were primarily due to natural declines from producing wells on the system, partially offset by the completion of 50 new wells in the first quarter of 2018.  This activity was partially offset by the impact of our anchor customer’s continued suspension of drilling activities behind our gathering system, and the resulting natural declines from existing production, which was partially offset by contractual MVC shortfall payments.

We expect that the DJ Basin will continue to experience volume growth throughout the balance of 2018 and that the new 60 MMcf/d processing plant will be commissioned at the end of the fourth quarter of 2018.  We expect significant drilling and completion activity in and around this asset for the foreseeable future.

Barnett Shale

The DFW Midstream system provides our midstream services for the Barnett Shale reportable segment.  This system gathers and delivers low-pressure natural gas received from pad sites, primarily located in southeastern Tarrant County, Texas, to downstream intrastate pipelines serving various natural gas hubs in the region.

Segment adjusted EBITDA for the Barnett Shale segment totaled $9.9 million for the first quarter of 2018, a decrease of 18.4% from $12.1 million for the prior-year period, primarily due to lower volume throughput, together with $1.3 million of lower adjustments related to MVC shortfall payments related to the expiration of an MVC obligation beginning in the third quarter of 2017.  Volume throughput in the first quarter of 2018 averaged 263 MMcf/d, which was down 8.0% compared to the prior-year period average of 286 MMcf/d and up 1.9% from 258 MMcf/d in the fourth quarter of 2017.  Volume throughput for the first quarter of 2018 was impacted by natural production declines, partially offset by the commissioning of six new wells during the quarter.  One customer is currently operating a drilling rig in our Barnett Shale segment, and we expect this will lead to new wells being commissioned in the second half of 2018.

Marcellus Shale

The Mountaineer Midstream system provides our midstream services for the Marcellus Shale reportable segment. This system gathers high-pressure natural gas received from upstream pipeline interconnections with Antero Midstream Partners, LP and Crestwood Equity Partners LP.  Natural gas on the Mountaineer Midstream system is delivered to the Sherwood Processing Complex located in Doddridge County, West Virginia.

Segment adjusted EBITDA for the Marcellus Shale segment totaled $6.7 million for the first quarter of 2018, an increase of 18.2% from $5.6 million for the prior-year period, primarily due to an increase in volume throughput.  Volume throughput for this segment averaged 522 MMcf/d in the first quarter of 2018, an increase of 20.3% from 434 MMcf/d in the prior-year period and a decrease of 3.3% from 540 MMcf/d in the fourth quarter of 2017.  Volume throughput growth relative to the prior-year period resulted from our customer completing 27 new wells behind our system in 2017, and another 9 new wells late in the first quarter of 2018.

MVC Shortfall Payments

SMLP billed its customers $14.3 million in the first quarter of 2018 related to MVC shortfalls.  For those customers that do not have credit banking mechanisms in their gathering agreements, or do not have the ability to use MVC shortfall payments as credits, the MVC shortfall payments are accounted for as gathering revenue in the period that they are earned.  For the first quarter of 2018, SMLP recognized $14.3 million of gathering revenue associated with MVC shortfall payments from certain customers in the Williston Basin, Barnett Shale, Piceance/DJ Basins and Marcellus Shale reportable segments.  There were no MVC shortfall payment adjustments in the first quarter of 2018. SMLP’s MVC shortfall payment mechanisms contributed $14.3 million of adjusted EBITDA in the first quarter of 2018.

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	Three months ended March 31, 2018
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	—	—	—
Piceance/DJ Basins	3,514	3,514	—	3,514
Barnett Shale	—	—	—	—
Marcellus Shale	—	—	—	—
Total net change	$3,514	$3,514	$—	$3,514

MVC shortfall payment adjustments:
Utica Shale	$—	$—	$—	$—
Williston Basin	2,797	2,797	—	2,797
Piceance/DJ Basins	6,815	6,815	—	6,815
Barnett Shale	104	104	—	104
Marcellus Shale	1,040	1,040	—	1,040
Total MVC shortfall payment adjustments	$10,756	$10,756	$—	$10,756

Total (1)	$14,270	$14,270	$—	$14,270

__________

(1) Exclusive of Ohio Gathering due to equity method accounting.

Capital Expenditures

Capital expenditures totaled $40.8 million in the first quarter of 2018, including maintenance capital expenditures of approximately $3.8 million.  Development activities during the first quarter of 2018 were primarily related to the procurement and development of associated natural gas gathering and processing infrastructure in the northern Delaware and DJ basins, as well as ongoing expansion of SMLP’s gathering systems in the Piceance/DJ Basins and Williston Basin segments.  The northern Delaware processing plant is expected to be mechanically complete in the second quarter of 2018, and we expect to begin processing associated natural gas in the third quarter of 2018.

Capital & Liquidity

As of March 31, 2018, SMLP had $301.0 million of outstanding debt under its $1.25 billion revolving credit facility and $949.0 million of available borrowing capacity, subject to covenant limits.  Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.10 billion (inclusive of $800.0 million of senior unsecured notes), SMLP’s total leverage and senior secured leverage ratios (as defined in the credit agreement) as of March 31, 2018 were 3.63 to 1.0 and 0.99 to 1.0, respectively.

Deferred Purchase Price Obligation

SMLP increased the estimated undiscounted amount of the Deferred Purchase Price Obligation related to the 2016 Drop Down transaction from $454.4 million at December 31, 2017, to $467.5 million at March 31, 2018.  The increase is primarily related to revised Utica Shale and Niobrara G&P well connections and volume throughput estimates in 2019.

Subsequent to March 31, 2018, SMLP received additional information from a key customer on our SMU system regarding increased drilling and completion activity on our Utica segment, and the deferral of an SMU compression project.  The increased drilling and completion activity is expected to increase volume throughput in the Utica Shale segment and the deferral of the compression project delays capital expenditures previously expected in 2019.  The net impact of this new information increases the undiscounted value of the Deferred Purchase Price Obligation by approximately $49.6 million, from $467.5 million to $517.1 million.

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The consideration for the 2016 Drop Down consisted of (i) an initial $360.0 million cash payment (the “Initial Payment”) which was funded on March 3, 2016, with borrowings under SMLP’s revolving credit facility and (ii) a deferred payment which will be paid no later than December 31, 2020 (the “Deferred Purchase Price Obligation,” “DPPO” or “Deferred Payment,” as defined below).  At the discretion of the board of directors of SMLP’s general partner, the Deferred Payment can be made in either cash or SMLP common units, or a combination thereof.

The Deferred Payment will be equal to: (a) six-and-one-half (6.5) multiplied by the average Business Adjusted EBITDA of the 2016 Drop Down Assets for 2018 and 2019, less the G&A Adjuster, as defined in the Contribution Agreement; less (b) the Initial Payment; less (c) all capital expenditures incurred for the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019; plus (d) all Business Adjusted EBITDA from the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019, less the Cumulative G&A Adjuster, as defined in the Contribution Agreement.

The Deferred Payment calculation was designed to ensure that, during the deferral period, all of the EBITDA growth and capex development risk associated with the 2016 Drop Down Assets is held by the GP, Summit Investments.  The Deferred Payment was structured such that SMLP will ultimately pay a 6.5x multiple of the actual EBITDA generated from the 2016 Drop Down Assets in 2018 and 2019.

Quarterly Distribution

On April 26, 2018, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.575 per unit on all of its outstanding common units, or $2.30 per unit on an annualized basis, for the quarter ended March 31, 2018.  This quarterly distribution remains unchanged from the previous quarter and from the quarter ended March 31, 2017.  This distribution will be paid on May 15, 2018, to unitholders of record as of the close of business on May 8, 2018.

First Quarter 2018 Earnings Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Friday, May 4, 2018, to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 46800643.  The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

A replay of the conference call will be available until May 18, 2018, at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 46800643#.  An archive of the conference call will also be available on SMLP's website.

Upcoming Investor Conferences

Members of SMLP’s senior management team will participate at Deutsche Bank’s MLP & Pipeline One-on-One Day in New York, New York, on May 9, 2018; at SunTrust Robinson Humphrey’s Midstream Summit in New York, New York, on May 10, 2018; and at the 2018 MLP & Energy Infrastructure Conference in Orlando, Florida, on May 23-24, 2018.  The presentation materials associated with these events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of each conference.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure.  We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, the change in the Deferred Purchase Price Obligation fair value, early extinguishment of debt expense, impairments and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.  We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, distributions to Series A Preferred unitholders, Series A Preferred units distribution adjustment, cash taxes paid and maintenance capital expenditures.  Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and

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others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.

Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make cash distributions and support our indebtedness;
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•

the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other noncash income or expense items.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to make future cash distributions and
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:

•

certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and
•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.  Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees, (ii) deferred purchase price obligation and (iii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the

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Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming.  SMLP is in the process of developing new gathering and processing infrastructure in a sixth basin, the Delaware Basin, in New Mexico.  SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado, Atlanta, Georgia, Pittsburgh, Pennsylvania and Dallas, Texas.

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 35.2% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns an 8.1% limited partner interest in SMLP.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees, (ii) deferred purchase price obligation and (iii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

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EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2018	2017
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$3,366	$1,430
Accounts receivable	68,811	72,301
Other current assets	3,535	4,327
Total current assets	75,712	78,058
Property, plant and equipment, net	1,858,312	1,795,129
Intangible assets, net	293,771	301,345
Goodwill	16,211	16,211
Investment in equity method investees	682,227	690,485
Other noncurrent assets	13,153	13,565
Total assets	$2,939,386	$2,894,793

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$21,232	$16,375
Accrued expenses	13,971	12,499
Due to affiliate	443	1,088
Deferred revenue	10,159	4,000
Ad valorem taxes payable	3,834	8,329
Accrued interest	15,383	12,310
Accrued environmental remediation	3,068	3,130
Other current liabilities	5,984	11,258
Total current liabilities	74,074	68,989
Long-term debt	1,091,602	1,051,192
Deferred Purchase Price Obligation	384,617	362,959
Noncurrent deferred revenue	36,587	12,707
Noncurrent accrued environmental remediation	1,916	2,214
Other noncurrent liabilities	6,509	7,063
Total liabilities	1,595,305	1,505,124

Series A Preferred Units	300,741	294,426
Common limited partner capital	1,005,409	1,056,510
General Partner interests	27,033	27,920
Noncontrolling interest	10,898	10,813
Total partners' capital	1,344,081	1,389,669
Total liabilities and partners' capital	$2,939,386	$2,894,793

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2018	2017
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$84,361	$118,013
Natural gas, NGLs and condensate sales	26,117	11,120
Other revenues	6,842	6,672
Total revenues	117,320	135,805
Costs and expenses:
Cost of natural gas and NGLs	20,286	9,052
Operation and maintenance	24,604	23,692
General and administrative	14,385	14,132
Depreciation and amortization	26,677	28,569
Transaction costs	57	—
(Gain) loss on asset sales, net	(74)	3
Long-lived asset impairment	—	284
Total costs and expenses	85,935	75,732
Other (expense) income	(7)	71
Interest expense	(15,122)	(16,716)
Early extinguishment of debt	—	(22,020)
Deferred Purchase Price Obligation	(21,658)	(20,883)
(Loss) income before income taxes and income (loss) from equity method investees	(5,402)	525
Income tax benefit (expense)	171	(452)
Income (loss) from equity method investees	1,386	(656)
Net loss	$(3,845)	$(583)

Loss per limited partner unit:
Common unit – basic	$(0.18)	$(0.04)
Common unit – diluted	$(0.18)	$(0.04)

Weighted-average limited partner units outstanding:
Common units – basic	73,134	72,149
Common units – diluted	73,134	72,149

EX 99.1-10

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended March 31,
	2018	2017
	(Dollars in thousands)
Other financial data:
Net loss	$(3,845)	$(583)
Net cash provided by operating activities	$51,210	$62,449
Capital expenditures	$40,778	$14,428
Contributions to equity method investees	$—	$4,936
Adjusted EBITDA	$70,309	$71,410
Distributable cash flow	$44,151	$52,951
Distributions declared (1)	$45,216	$44,577
Distribution coverage ratio (2)	0.98x	1.19x

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,737	1,627
Aggregate average daily throughput – liquids (Mbbl/d)	85.0	76.4

Ohio Gathering average daily throughput (MMcf/d) (3)	771	769

__________

(1) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended March 31, 2018, represents the distributions to be paid in May 2018.

(2) Distribution coverage ratio calculation for the three months ended March 31, 2018 and 2017 is based on distributions declared to common unitholders in respect of the first quarter of 2018 and 2017. Represents the ratio of distributable cash flow to distributions declared.

(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.

EX 99.1-11

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA

TO ADJUSTED EBITDA

	Three months ended March 31,
	2018	2017
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$8,715	$7,912
Ohio Gathering (2)	10,477	9,073
Williston Basin	15,970	17,809
Piceance/DJ Basins	29,235	28,974
Barnett Shale	9,859	12,088
Marcellus Shale	6,676	5,647
Total	$80,932	$81,503
Less Corporate and Other (3)	10,623	10,093
Adjusted EBITDA	$70,309	$71,410

__________

(1) We define segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) unit-based and noncash compensation, (vi) change in the Deferred Purchase Price Obligation, (vii) early extinguishment of debt expense, (viii) impairments and (ix) other noncash expenses or losses, less other noncash income or gains.

(2) Represents our proportional share of adjusted EBITDA for Ohio Gathering, based on a one-month lag.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3) Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items, natural gas and crude oil marketing services, transaction costs, interest expense, early extinguishment of debt and a change in the Deferred Purchase Price Obligation.

EX 99.1-12

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2018	2017
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net loss	$(3,845)	$(583)
Add:
Interest expense	15,122	16,716
Income tax (benefit) expense	(171)	452
Depreciation and amortization (1)	26,526	28,418
Proportional adjusted EBITDA for equity method investees (2)	10,477	9,073
Adjustments related to MVC shortfall payments (3)	—	(28,640)
Adjustments related to capital reimbursement activity (4)	40	—
Unit-based and noncash compensation	1,962	2,128
Deferred Purchase Price Obligation (5)	21,658	20,883
Early extinguishment of debt (6)	—	22,020
(Gain) loss on asset sales, net	(74)	3
Long-lived asset impairment	—	284
Less:
Income (loss) from equity method investees	1,386	(656)
Adjusted EBITDA	$70,309	$71,410
Less:
Cash interest paid	12,207	28,040
Senior notes interest adjustment (7)	3,063	(11,781)
Distributions to Series A Preferred unitholders (8)	—	—
Series A Preferred units distribution adjustment (9)	7,125	—
Maintenance capital expenditures	3,763	2,200
Distributable cash flow	$44,151	$52,951

Distributions declared (10)	$45,216	$44,577

Distribution coverage ratio (11)	0.98x	1.19x

__________

(1) Includes the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.

(3) Adjustments related to MVC shortfall payments for the three months ended March 31, 2017 account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.  For the three months ended March 31, 2018, adjustments related to MVC shortfall payments are recognized in gathering services and related fees.

(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(5) Deferred Purchase Price Obligation represents the change in the present value of the Deferred Purchase Price Obligation.

(6) Early extinguishment of debt includes $17.9 million paid for redemption and call premiums, as well as $4.1 million of unamortized debt issuance costs which were written off in connection with the repurchase of the outstanding $300.0 million 7.5% Senior Notes in the first quarter of 2017.

(7) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

EX 99.1-13

EXHIBIT 99.1

(8) Distributions on the Series A preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(9) Series A Preferred unit distribution adjustment represents the distributions accrued on the Series A preferred units.

(10) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended March 31, 2018, represents the distributions to be paid in May 2018.

(11) Distribution coverage ratio calculation for the three months ended March 31, 2018 and 2017 is based on distributions declared in respect of the first quarter of 2018 and 2017. Represents the ratio of distributable cash flow to distributions declared.

EX 99.1-14

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2018	2017
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$51,210	$62,449
Add:
Interest expense, excluding amortization of debt issuance costs	14,082	15,684
Income tax (benefit) expense	(171)	452
Changes in operating assets and liabilities	4,315	21,336
Proportional adjusted EBITDA for equity method investees (1)	10,477	9,073
Adjustments related to MVC shortfall payments (2)	—	(28,640)
Adjustments related to capital reimbursement activity (3)	40	—
Less:
Distributions from equity method investees	9,644	8,944
Adjusted EBITDA	$70,309	$71,410
Less:
Cash interest paid	12,207	28,040
Senior notes interest adjustment (4)	3,063	(11,781)
Distributions to Series A Preferred unitholders (5)	—	—
Series A Preferred units distribution adjustment (6)	7,125	—
Maintenance capital expenditures	3,763	2,200
Distributable cash flow	$44,151	$52,951

__________

(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.

(2) Adjustments related to MVC shortfall payments for the three months ended March 31, 2017 account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.  For the three months ended March 31, 2018, adjustments related to MVC shortfall payments are recognized in gathering services and related fees.

(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(4) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(5) Distributions on the Series A preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(6) Series A Preferred unit distribution adjustment represents the distributions accrued on the Series A preferred units.

Contact:  Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

EX 99.1-15